                                     AGREEMENT
                                        FOR
                             FUND ACCOUNTING SERVICES,
                             TRANSFER AGENCY SERVICES
                                        AND
                                 CUSTODY SERVICES

     AGREEMENT made as of August 31, 1998, by and between those investment companies listed on Exhibit 1, as may be amended from time to time, having their principal office and place of business at One East Liberty, Third Floor, Reno, Nevada 89501 (the "Investment Company"), on behalf of the portfolios (individually referred to herein as a "Fund" and collectively as "Funds") of the Investment Company, and RUSHMORE TRUST AND SAVINGS, FSB, a Federal savings bank, having its principal office and place of business at 4922 Fairmont Avenue, Bethesda, MD 20814, on behalf of itself and its affiliates (the "Company").

     WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized shares of capital stock or beneficial interest ("Shares");

     WHEREAS, the Investment Company desires to retain the Company as fund accountant to provide Fund Accounting Services (as herein defined) including certain pricing, accounting and recordkeeping services for each of the Funds, including any classes of shares issued by any Fund ("Classes"), and the Company desires to accept such appointment;

     WHEREAS, the Investment Company desires to appoint the Company as its transfer agent and dividend disbursing agent to provide it with Transfer Agency Services (as herein defined) and agent in connection with certain other activities, and the Company desires to accept such appointment; and

     WHEREAS, the Investment Company desires to appoint the Company as depository of the Investment Company's assets and to provide certain other Custodial Services (as herein defined), and the Company desires to accept such appointment.

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION ONE: FUND ACCOUNTING SERVICES.

ARTICLE 1.  APPOINTMENT.

     The Investment Company hereby appoints the Company to provide certain pricing and accounting services to the Funds, and/or the Classes, for the period and on the terms set forth in this Agreement. The Company accepts such appointment and agrees to furnish the services subject to the terms and conditions set forth in this Agreement.

ARTICLE 2.  THE DUTIES OF THE COMPANY.

     Subject to the supervision and control of the Investment Company's Board of Trustees or Directors ("Board"), the Company will assist the Investment Company with regard to fund accounting for the Investment Company, and/or the Funds, and/or the Classes, and in connection therewith undertakes to perform the following specific services:

     A. Value the assets of the Funds using: primarily, market quotations, including the use of matrix pricing, supplied by the independent pricing services selected by the Company in consultation with the adviser, or sources selected by the adviser, and reviewed by the Board; secondarily, if a designated pricing service does not provide a price for a security which the Company believes should be available by market quotation, the Company may obtain a price by calling brokers designated by the investment adviser of the fund holding the security, or if the adviser does not supply the names of such brokers, the Company will attempt on its own to find brokers to price those securities; thirdly, for securities for which no market price is available, the Pricing Committee of the Board will determine a fair value in good faith. Consistent with Rule 2a-4 of the 1940 Act, estimates may be used where necessary or appropriate. The Company's obligations with regard to the prices received from outside pricing services and designated brokers or other outside sources, is to exercise reasonable care in the supervision of the pricing agent. The Company is not the guarantor of the securities prices received from such agents and the Company is not liable to the Fund for potential errors in valuing a Fund's assets or calculating the net asset value per share of such Fund or Class when the calculations are based upon such prices. All of the above sources of prices used as described are deemed by the Company to be authorized sources of security prices. The Company provides daily to the adviser the securities prices used in calculating the net asset value of the fund, for its use in preparing exception reports for those prices on which the adviser has comment. Further, upon receipt of the exception reports generated by the adviser, the Company diligently pursues communication regarding exception reports with the designated pricing agents;

     B. Determine the net asset value per share of each Fund and/or Class, at the time and in the manner from time to time determined by the Board and as set forth in the Prospectus and Statement of Additional Information ("Prospectus") of each Fund;

     C.  Calculate the net income of each of the Funds, if any;

     D. Calculate realized capital gains or losses of each of the Funds resulting from sale or disposition of assets, if any;

     E. Maintain the general ledger and other accounts, books and financial records of the Investment Company, including for each Fund, and/or Class, as required under Section 31(a) of the 1940 Act and the Rules thereunder in connection with the services provided by the Company;

     F. Preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records to be maintained by Rule 31a-1 under the 1940 Act in connection with the services provided by the

Company. The Company further agrees that all such records it maintains for the Investment Company are the property of the Investment Company and further agrees to surrender promptly to the Investment Company such records in the form such records are maintained upon the Investment Company's request; and

     G. At the request of the Investment Company, prepare various reports or other financial documents in accordance with generally accepted accounting principles as required by federal, state and other applicable laws and regulations required in the ordinary course of business of the Investment Company.

     The foregoing, along with any additional services that the Company shall agree in writing to perform for the Investment Company under this Section One, shall be referred to as "Fund Accounting Services."

     The Company, in its sole discretion, may from time to time subcontract to, employ or associate with itself such person or persons as the Company may believe to be particularly suited to assist it in performing Fund Accounting Services. Such person or persons may be affiliates of the Company, third-party service providers, or they may be officers and employees who are employed by both the Company and the Investment Company; provided, however, that the Company shall be as fully responsible to each Fund for the acts and omissions of any such subcontractor as it is for its own acts and omissions. The compensation of such person or persons shall be paid by the Company and no obligation shall be incurred on behalf of the Investment Company, the Funds, or the Classes in such respect.

SECTION TWO: TRANSFER AGENCY SERVICES.

ARTICLE 3.  TERMS OF APPOINTMENT.

     Subject to the terms and conditions set forth in this Agreement, the Investment Company hereby appoints the Company to act as, and the Company agrees to act as, transfer agent and dividend disbursing agent for each Fund's Shares, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of any Fund ("Shareholder(s)"), including without limitation any periodic investment plan or periodic withdrawal program.

ARTICLE 4.  DUTIES OF THE COMPANY.

     The Company shall perform the following services in accordance with Proper Instructions as may be provided from time to time by the Investment Company as to any Fund:

          A.  Purchases

          (1) The Company shall receive orders and payment for the purchase of shares and promptly deliver payment and appropriate documentation therefore to the custodian of


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

     the relevant Fund. The Company shall notify the Fund and the custodian on a daily basis of the total amount of orders and payments so delivered.

          (2) Pursuant to purchase orders and in accordance with the Fund's current Prospectus, the Company shall compute and issue the appropriate number of Shares of each Fund and/or Class and hold such Shares in the appropriate Shareholder accounts.

          (3) In the event that any check or other order for the purchase of Shares of the Fund and/or Class is returned unpaid for any reason, the Company shall debit the Share account of the Shareholder by the number of Shares that had been credited to its account upon receipt of the check or other order, promptly mail a debit advice to the Shareholder, and notify the Fund and/or Class of its action. In the event that the amount paid for such Shares exceeds proceeds of the redemption of such Shares plus the amount of any dividends paid with respect to such Shares, the Fund and/the Class or its distributor will reimburse the Company on the amount of such excess.

     B.  Distribution

          (1) Upon notification by the Funds of the declaration of any distribution to Shareholders, the Company shall act as Dividend Disbursing Agent for the Funds in accordance with the provisions of its governing document and the then-current Prospectus of the Fund. The Company shall prepare and mail or credit income, capital gain, or any other payments to Shareholders. As the Dividend Disbursing Agent, the Company shall, on or before the payment date of any such distribution, notify the custodian of the estimated amount required to pay any portion of said distribution which is payable in cash and request the custodian to make available sufficient funds for the cash amount to be paid out. The Company shall reconcile the amounts so requested and the amounts actually received with the custodian on a daily basis. If a Shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits shall be made to the Shareholder's account; and

          (2) The Company shall maintain records of account for each Fund and Class and advise the Investment Company, each Fund and Class and its Shareholders as to the foregoing.

     C.  Redemptions and Transfers

          (1) The Company shall receive redemption requests and redemption directions and, if such redemption requests comply with the procedures as may be described in the Fund Prospectus or set forth in Proper Instructions, deliver the appropriate instructions therefor to the custodian. The Company shall notify the Funds on a daily basis of the total amount of redemption requests processed and monies paid to the Company by the custodian for redemptions.

          (2) Pursuant to redemption requests and in accordance with the Fund's current Prospectus, the Company shall compute and issue the appropriate number of Shares of each Fund and/or Class to be redeemed and deduct such Shares in the appropriate Shareholder accounts.

          (3) At the appropriate time upon receiving redemption proceeds from the custodian with respect to any redemption, the Company shall pay or cause to be paid the redemption proceeds in the manner instructed by the redeeming Shareholders, pursuant to procedures described in the then-current Prospectus of the Fund.

          (4) The Company shall effect transfers of Shares by the registered owners thereof.

          (5) The Company shall identify and process abandoned accounts and uncashed checks for state escheat requirements on an annual basis and report such actions to the Fund.

     D.  Recordkeeping

          (1) The Company shall record the issuance of Shares of each Fund, and/or Class, and maintain pursuant to applicable rules of the Securities and Exchange Commission ("SEC") a record of the total number of Shares of the Fund and/or Class which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Company shall also provide the Fund on a regular basis or upon reasonable request with the total number of Shares which are authorized and issued and outstanding, but shall have no obligation when recording the issuance of Shares, except as otherwise set forth herein, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Funds.

          (2) The Company shall establish and maintain records pursuant to applicable rules of the SEC relating to the services to be performed hereunder in the form and manner as agreed to by the Investment Company or the Fund to include a record for each Shareholder's account of the following:

               (a) Name, address and tax identification number (and whether such number has been certified);

               (b) Number of Shares held;

               (c) Historical information regarding the account, including dividends paid and date and price for all transactions;

               (d) Any stop or restraining order placed against the account;

               (e) Information with respect to withholding in the case of a foreign account or an account for which withholding is required by the Internal Revenue Code;

               (f) Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

               (g) Any information required in order for the Company to perform the calculations contemplated or required by this Agreement.

          (3) The Company shall preserve any such records required to be maintained pursuant to the rules of the SEC for the periods prescribed in said rules as specifically noted below. Such record retention shall be at the expense of the Company, and such records may be inspected by the Fund at reasonable times. The Company may, at its option at any time, and shall forthwith upon the Fund's demand, turn over to the Fund and cease to retain in the Company's files, records and documents created and maintained by the Company pursuant to this Agreement, which are no longer needed by the Company in performance of its services or for its protection. If not so turned over to the Fund, such records and documents will be retained by the Company for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Fund or destroyed in accordance with Proper Instructions.

     E.  Confirmations/Reports

          (1) The Company shall furnish to the Fund periodically the following information:

               (a) A copy of the transaction register;

               (b) Dividend and reinvestment blotters;

               (c) The total number of Shares issued and outstanding in each state for "blue sky" purposes as determined according to Proper Instructions delivered from time to time by the Fund to the Company;

               (d) Shareholder lists and statistical information;

               (e) Payments to third parties relating to distribution agreements, allocations of sales loads, redemption fees, or other transaction- or sales-related payments;

               (f) Such other information as may be agreed upon from time to time.

          (2) The Company shall prepare in the appropriate form, file with the Internal Revenue Service and appropriate state agencies, and, if required, mail to Shareholders, such notices for reporting dividends and distributions paid as are required to be so filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.


          (3) In addition to and not in lieu of the services set forth above, the Company shall:


               (a) Perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on accounts subject to back-up or other withholding (including non-resident alien accounts), preparing and filing reports on U.S. Treasury Department Form 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other conformable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and

               (b) Provide a system which will enable the Fund to monitor the total number of Shares of each Fund (and/or Class) sold in each state ("blue sky reporting"). The Fund shall by Proper Instructions (i) identify to the Company those transactions and assets to be treated as exempt from the blue sky reporting for each state and (ii) verify the classification of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Company for each Fund's (and/or Class's) state blue sky registration status is limited solely to the recording of the initial classification of transactions or accounts with regard to blue sky compliance and the reporting of such transactions and accounts to the Fund as provided above.

     F.  Other Duties

          The Company shall answer correspondence from Shareholders relating to their Share accounts and such other correspondence as may from time to time be addressed to the Company.

     The foregoing, along with any additional services that the Company shall agree in writing to perform for the Investment Company under this Section Two, shall hereafter be referred to as "Transfer Agency Services."


ARTICLE 5.  DUTIES OF THE INVESTMENT COMPANY.

     A.  Compliance

     The Investment Company or Fund assume full responsibility for the preparation, contents and distribution of their own and/or their classes' Prospectus and for complying with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and any laws, rules and regulations of government authorities having jurisdiction.


     B.  Distributions

     The Fund shall promptly inform the Company of the declaration of any dividend or distribution on account of any Fund's shares.

SECTION THREE: CUSTODY SERVICES.

ARTICLE 6.  APPOINTMENT.

     The Fund hereby employs the Company (referred to as the "Custodian" in this capacity) to serve as depository of its assets pursuant to Rule 17f-2 of the 1940 Act . The Fund agrees to deliver to the Custodian substantially all securities and cash owned by it from time to time, and substantially all income, principal or capital distributions or other payments received by it with respect to such securities, and the cash consideration received for the issuance and sale of Shares of the Funds from time to time. The Custodian will not be responsible for any property of the Funds not delivered to the Custodian. The services set forth in this Section Three along with other services that the Custodian agrees in writing to perform for the Investment Company under this Section Three shall be referred to as "Custodial Services."

ARTICLE 7.  THE COMPANY AND ITS DUTIES.

     A.  Holding Securities

     The Custodian will hold, earmark and physically segregate for the account of the Funds all non-cash property, including all securities owned by the Funds, other than securities maintained pursuant to Section J hereof in a clearing agency which acts as a securities depository or in an authorized book-entry system authorized by the U.S. Department of the Treasury, collectively referred to herein as a "Securities System."

     B.  Delivery of Securities

     The Custodian will deliver securities held by the Custodian or in a Securities System account only upon receipt of proper instructions, which may be continuing instructions, and only in the following cases:

     1. Upon sale of such securities for the account of a Fund and receipt of payment therefor;

     2. Upon receipt of payment in connection with any repurchase agreement related to such securities entered into by a Fund;

     3. In the case of a sale effected through a Securities System, in accordance with the provisions of Section J hereof;

     4. To the depository agent in connection with tenders or other similar offers for securities of a Fund;

     5. To the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

     6. To the issuer thereof, or its agent, for registration or re-registration pursuant to the provisions of Section C hereof; or for exchange for a different number of certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to the Custodian;

     7. To the broker selling such securities for examination in accordance with the "street delivery" custom; provided that the Custodian will maintain procedures to ensure prompt return to the Custodian by the broker in the event the broker elects not to accept such securities;

     8. For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

     9. In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

     10. For delivery in connection with any loans of securities made by a Fund, but only against receipt of adequate collateral, as agreed upon from time to time by the Custodian and a Fund, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities;

     11. For delivery as security in connection with any borrowing by a Fund requiring a pledge of assets by the Fund against receipt of amounts borrowed;

     12. Upon receipt of instructions from the transfer agent for a Fund for delivery to the Transfer Agent or to holders of Shares in connection with distributions in kind in satisfaction of requests by holders of Shares for repurchase or redemption; and

     13. For any other proper corporate purposes, but only upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board signed by an officer of the Fund and certified by the Secretary or an Assistant Secretary, specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purposes to be proper corporate purposes, and naming the persons to whom delivery of such securities will be made.


     C.  Registration of Securities

     Securities held by the Custodian (other than bearer securities) will be registered in the name of the Fund, or in the name of any nominee of the Fund, the Custodian or any Securities System, or in the name or nominee name of any agent or sub-custodian appointed pursuant to Section I hereof, provided that the Custodian will maintain a mechanism for identifying all securities belonging to the Fund, wherever held or registered. All securities accepted by the Custodian hereunder will be in "street name" or other good delivery form.

     D.  Bank Accounts

     If requested by a Fund, the Custodian will open and maintain a separate bank account or accounts in the name of the Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and will hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Fund, other than cash maintained by the Fund in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act.

     E.  Payment for Shares

     The Custodian will receive from the distributor of a Fund's Shares or from the transfer agent and deposit into the Fund's custody account payments received for Shares issued or sold from time to time by the Fund. The Custodian will provide timely notification to the Fund and the Transfer Agent of any receipt by it of cash payments for Shares.

     F.  Collection of Income and Other Payments

     The Custodian will collect on a timely basis all income and other payments with respect to securities held hereunder to which the Fund will be entitled by law or pursuant to custom in the securities business, and will credit such income and other payments, as collected, to the Fund's custody account.

     G.  Payment of Fund Moneys

     Upon receipt of proper instructions, which may be continuing instructions, the Custodian will pay out moneys on behalf of the Fund in the following cases only:

     1. Upon the purchase of securities for the account of a Fund, but only (a) against the delivery of such securities to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by the Fund or by the Custodian as its agent for this purpose); (b) in the case of a purchase effected through a Securities System, in accordance with the conditions set forth in Section J hereof or; (c) in the case of repurchase agreements entered into between the Fund and the Custodian, or another bank, (i) against delivery of securities either in certificate form or through an entry crediting the Custodian's account at the Federal Reserve Bank with such securities and with an indication on the books of the Custodian that such securities are held for the benefit of the Fund, and (ii) against delivery of the receipt evidencing purchase by the Fund of securities owned by the Custodian or other bank along with written evidence of the agreement by the Custodian or other bank to repurchase such securities from the Fund;

     2. In connection with conversion, exchange or surrender of securities owned by the Fund as set forth in Section B hereof;

     3. For the redemption or repurchase of Shares as set forth in Section H hereof;

     4. For the payment of any expense or liability incurred by the Fund, including, but not limited to, the following payments for the account of the
Fund: interest, dividend disbursements, taxes, trade association dues, advisory, administration, accounting, transfer agent and legal fees, and operating expenses allocated to the Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

     5. For the payment of any dividend declared pursuant to the governing documents of the Fund; and

     6. For any other proper corporate purposes, but only upon receipt of, in addition to proper instructions, a certified copy of a resolution of the Board signed by an officer of the Fund and certified by its Secretary or an Assistant Secretary, specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made.

     H.  Payments for Repurchase or Redemptions of Shares of the Fund

     From such funds as may be available, the Custodian will, upon receipt of instructions from the transfer agent, make funds available for payment to holders of Shares who have delivered to the transfer agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, the Custodian is authorized upon receipt of instructions from the transfer agent to wire funds to a member of the Federal Reserve designated by the redeeming shareholders.

     I.  Appointment of Agents

     The Custodian may at any time in its discretion appoint, but only in accordance with an applicable vote by the Board, any bank or trust company, which is qualified under the 1940 Act to act as a custodian, as its agent or sub-custodian to carry out such of the provisions of this Section 3 as the Custodian may from time to time direct; provided that the appointment of any such agent or sub-custodian will not relieve the Custodian of any of its responsibilities or liabilities hereunder. The Custodian is hereby authorized to deposit, arrange for deposit and/or maintain foreign securities owned by the Fund on behalf of the Funds with the Custodian or with the subcustodians or agents of the Custodian's agent.

     J.  Deposit of Fund Assets in Securities Systems

     The Custodian may deposit and/or maintain securities owned by the Funds in a clearing agency registered with the Securities and Exchange Commission (the "SEC") under Section 17A of the Securities Exchange Act of 1934, which acts as a securities depository, or in the book-entry system authorized by the U.S. Department of the Treasury and certain federal agencies (collectively referred to herein as a "Securities System") in accordance with applicable Federal Reserve Board and SEC rules and regulations, if any, and subject to the following provisions:

     1. The Custodian may keep securities of the Fund in a Securities System provided that such securities are represented in an account ("Account") of the Custodian in the Securities System which will not include any assets of the Custodian other than assets held as a fiduciary, custodian, or otherwise for customers;

     2. The records of the Custodian with respect to securities of the Fund which are maintained in a Securities System will identify by book-entry those securities belonging to the Fund;

     3. The Custodian will pay for securities purchased for the account of the Fund upon (i) receipt of advice from the Securities System that such securities have been transferred to the Account, and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the Fund. The Custodian will transfer securities sold for the account of the Fund upon (i) receipt of advice from the Securities System that payment for such securities has been transferred to the Account, and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Fund. The Custodian will furnish the Fund a monthly account statement showing confirmation of each transfer to or from the account of the Fund and each day's transactions in the Securities System for the account of the Fund;

     4. The book-entry system of the Federal Reserve System authorized by the U.S. Department of the Treasury and the Depository Trust Company, a clearing agency registered with the SEC, each are hereby specifically approved as a Securities System, provided that any changes in these arrangements shall be subject to the approval of the Board; and

     5. The Custodian will be liable to a Fund for any direct loss or damage to a Fund resulting from use of the Securities System to the extent caused by the gross negligence, misfeasance or misconduct of the Custodian or any of its agents or of any of its or their employees. In no event will the Custodian be liable for any indirect, special, consequential or punitive damages.

     K.  Segregated Accounts for Futures Commission Merchants

     The Custodian may enter into separate custodial agreements with various Futures Commission Merchants ("FCMs") which the Fund uses (each an "FCM agreement"), pursuant to which the Fund's margin deposits in certain transactions involving futures contracts and options on futures contracts will be held by the Custodian in accounts (each an "FCM account") subject to the disposition by the FCM involved in such contracts in accordance with the customer contract between FCM and the Fund ("FCM contract"), SEC rules governing such segregated accounts, Commodities Futures Trading Commission ("CFTC") rules and the rules of applicable securities or commodities exchanges. Such custodial agreements will only be entered into upon receipt of written instructions from the Fund which state that (a) an agreement between the FCM and the Fund has been entered into, and (b) the Fund is in compliance with all the rules and regulations of the CFTC. Transfers of initial margin will be made into an FCM account only upon written instructions; transfers of premium and variation margin may be made into an FCM account pursuant to oral instructions. Transfers of funds from an FCM account to the FCM for which the Custodian holds such an account may only occur upon certification by the FCM to the Custodian that pursuant to the FCM agreement and the FCM contract, all conditions precedent to its right to give the Custodian such instructions have been satisfied.

     L.  Ownership Certificates for Tax Purposes

     The Custodian will execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to securities of the Fund held by it and in connection with transfers of securities.

     M.  Proxies

     The Custodian will cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Fund or a nominee of the Fund, all proxies, without indication of the manner in which such proxies are to be voted, and will promptly deliver to the Fund's investment advisor such proxies, all proxy soliciting materials and all notices relating to such securities.

     N.   Communications Relating to Fund Securities

     The Custodian will transmit promptly to the investment advisor all written information (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith) received by the Custodian from issuers of the securities being held for the Fund. With respect to tender or exchange offers, the Custodian will transmit promptly to the investment advisor all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. If the investment advisor desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the investment advisor will notify the Custodian at least five business days prior to the date on which the Custodian is to take such action.

     O.  Actions Permitted Without Express Authority

     The Custodian may in its discretion, without express authority from the
Fund:

     1. Make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement, provided that all such payments will be accounted for to the Fund;

     2. Surrender securities in temporary form for securities in definitive form;

     3. Endorse for collection, in the name of the Fund, checks, drafts and other negotiable instruments; and

     4. In general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Fund, except as otherwise directed by the Fund or the Board.


ARTICLE 8.  DUTIES OF CUSTODIAN WITH RESPECT TO BOOKS OF ACCOUNT.

     The Custodian will cooperate with and supply to the entity or entities appointed to keep the books of account of the Fund such information in the possession of the Custodian as is reasonably necessary to the maintenance of the books of account of the Fund.

ARTICLE 9.  RECORDS.

     The Custodian will create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, including, without limitation,
Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records will be property of the Fund and will at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the SEC. The Custodian will, upon request, provide the Fund with a tabulation of securities held by the Custodian on behalf of the Fund, and will, upon request, and for such compensation as will be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.


ARTICLE 10.  OPINION OF FUND'S INDEPENDENT ACCOUNTANT.

     The Custodian will provide reasonable assistance, as the Fund may from time to time request, in obtaining from year to year favorable opinions from the Fund's independent accountants with respect to its activities hereunder in connection with the preparation of the Fund's Form N-1A, Form N-SAR or other annual or semiannual reports to the SEC and with respect to any other requirements of the SEC.


ARTICLE 11.  SUCCESSOR CUSTODIAN.

     If the Board appoints a successor custodian, the Custodian will, upon termination, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities and other assets of the Fund then held by it hereunder. The Custodian will also deliver to such successor custodian copies of such books and records relating to the Fund as the Fund and Custodian may mutually agree.

     In the event that no written order designating a successor custodian or certified copy of a vote of the Board will have been delivered to the Custodian on or before the date when such termination will become effective, then the Custodian will have the right to deliver to a bank or trust company of its own selection, doing business in the state in which either the principal place of business of the Fund or the Custodian is located and having an aggregate capital, surplus, and undivided profits of not less than $25,000,000, all securities, funds and other properties held by the Custodian under this Agreement. Thereafter, such bank or trust company will be the successor of the Custodian under this Agreement. In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Fund to procure the certified copy of vote referred to, or of the Board to appoint a successor custodian, the Custodian will be entitled to fair compensation for its services during such period as the Custodian and retain possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian will remain in full force and effect.

SECTION FOUR:  COMPENSATION AND ALLOCATION OF EXPENSES.

     A. The Investment Company and/or Funds will compensate the Company in accordance with Exhibit 2 hereto.

     B. In addition to the compensation paid under Section A above, the Investment Company and/or Funds agree to reimburse the Company for out-of-pocket expenses or advances incurred by the Company for the items agreed upon between the parties, as may be added to or amended from time to time. In addition, any other expenses incurred by the Company at the request or with the consent of the Investment Company and/or the Funds, will be reimbursed by the appropriate Fund.

     C. The Investment Company and/or Funds, and not the Company, shall bear the cost of: membership dues in the Investment Company Institute or any similar organization; transfer agency expenses; investment advisory expenses; costs of printing and mailing Prospectuses, reports and notices; administrative expenses; interest on borrowed money; brokerage commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees or Directors of the Investment Company; independent auditors expenses; legal and audit expenses billed to the Company for work performed related to the Investment Company, the Funds, or the Classes; law firm expenses; organizational expenses; or other expenses relating to the Investment Company or the Funds not specified in this Agreement as being the responsibility of the Company.

     D. The compensation and out-of-pocket expenses attributable to the Fund shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by Fund and Class.

     E. Any schedule of compensation agreed to hereunder, as may be adjusted from time to time, shall be dated and signed by a duly authorized officer of the Investment Company and/or the Funds and a duly authorized officer of the Company.

     The fee for the period from the effective date of this Agreement with respect to a Fund or a Class to the end of the initial month shall be prorated according to the proportion that such period bears to the full month period. Upon any termination of this Agreement before the end of any month, the fee for such period shall be prorated according to the proportion which such period bears to the full month period. For purposes of determining fees payable to the Company, the value of the Fund's net assets shall be computed at the time and in the manner specified in the Fund's Prospectus.

SECTION FIVE: GENERAL PROVISIONS.

ARTICLE 12.  PROPER INSTRUCTIONS.

     As used throughout this Agreement, a "Proper Instruction" means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) the Company reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Investment Company, or the

Fund, and the Company promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Company, or the Fund, and the Company are satisfied that such procedures afford adequate safeguards for the Fund's assets. Proper Instructions may only be amended in writing.


ARTICLE 13.  EVIDENCE OF AUTHORITY.

     The Company will be protected in acting upon any instruction, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of a Fund. The Company may receive and accept a certified copy of a vote of the Board of the Fund as conclusive evidence (a) of the authority of any person to act in accordance with such vote, or (b) of any determination or of any action by the Board as described in such vote, and such vote may be considered as in full force and effect until receipt by the Company of written notice to the contrary.

ARTICLE 14.  ASSIGNMENT.

     Except as provided below or elsewhere in this Agreement, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party.

     A. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     B. With respect to Transfer Agency Services, the Company may without further consent on the part of the Investment Company subcontract for the performance of Transfer Agency Services with such other provider of services duly registered as a transfer agent under Section 17A(c)(1) or as the Company shall select. The Company shall be as fully responsible to the Investment Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

     C. With regard to Fund Accounting Services, the Company may without further consent on the part of the Investment Company subcontract for the performance of such services with any affiliate of the Company. The Company shall be as fully responsible to the Investment Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

     D. The Company shall upon instruction from the Investment Company subcontract for the performance of services under this Agreement with an Agent selected by the Investment Company, other than as described in B. and C. above; provided, however, that the Company shall in no way be responsible to the Investment Company for the acts and omissions of the Agent.

ARTICLE 15.  DOCUMENTS.

     A. In connection with the appointment of the Company under this Agreement, the Investment Company shall file with the Company the following documents:

          (1) A copy of the Charter and By-Laws of the Investment Company and all amendments thereto;

          (2) A copy of the resolution of the Board of the Investment Company authorizing this Agreement;

          (3) All account application forms and other documents relating to Shareholders accounts; and

          (4) A copy of the current Prospectus for each Fund.

     B.  The Fund will also furnish from time to time the following documents:

          (1) Each resolution of the Board of the Investment Company authorizing the original issuance of each Fund's, and/or Class's Shares;

          (2) Each Registration Statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of Shares of any Fund, and/or Class;

          (3) A certified copy of each amendment to the governing document and the By-Laws of the Investment Company;

          (4) Certified copies of each vote of the Board authorizing officers to give Proper Instructions to the Custodian and agents for fund accounting, custody services, and shareholder recordkeeping or transfer agency services;

          (5) Such other certificates, documents or opinions which the Company may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and

          (6) Revisions to the Prospectus of each Fund.

ARTICLE 16.  REPRESENTATIONS AND WARRANTIES.

     A.  Representations and Warranties of the Company

     The Company represents and warrants to the Fund that:

          (1) It is a savings bank existing and in good standing under the laws of the United States;

          (2) It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

          (3) It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

          (4) All requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

          (5) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

          (6) It is in material compliance with federal securities law requirements as is necessary for the Company to conduct its business.

     B.  Representations and Warranties of the Investment Company

     The Investment Company represents and warrants to the Company that:

          (1) It is an investment company duly organized and existing and in good standing under the laws of its state of organization;

          (2) It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform its obligations under this Agreement;

          (3) All corporate proceedings required by said Charter and By-Laws have been taken to authorize it to enter into and perform its obligations under this Agreement;

          (4) The Investment Company is an open-end investment company registered under the 1940 Act; and

          (5) A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

ARTICLE 17.  STANDARD OF CARE AND INDEMNIFICATION.

     A.  Standard of Care

     With regard to Sections One, Two and Three, the Company shall be held to a standard of reasonable care in carrying out the provisions of this Contract. The Company shall be entitled to rely on and may act upon advice of counsel for the Investment Company, Administrator, Adviser, Sub-adviser, or other party contracted by or approved by the Investment Company or Fund, on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice, provided that such action is not in violation of applicable federal or state laws or regulations, and is in good faith.

     B.  Indemnification by Investment Company

     The Company shall not be responsible for and the Investment Company and/or Fund shall indemnify and hold the Company, including its officers, directors, shareholders and their agents, employees and affiliates, harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

          (1) The acts or omissions of any Administrator, Adviser, Sub-adviser, or other party contracted by or approved by the Investment Company or Fund,

          (2) The reliance on or use by the Company or its agents or subcontractors of information, records and documents in proper form which

               (a) are received by the Company or its agents or subcontractors and furnished to it by or on behalf of the Fund, its Shareholders or investors regarding the purchase, redemption or transfer of Shares and Shareholder account information;

               (b) are received by the Company from independent pricing services or sources for use in valuing the assets of the Funds; or

               (c) are received by the Company or its agents or subcontractors from Administrators, Advisers, Sub-advisers or other third parties contracted by or approved by the Investment Company of Fund for use in the performance of services under this Agreement;

               (d) have been prepared and/or maintained by the Fund or its affiliates or any other person or firm on behalf of the Investment Company.

          (3) The reliance on, or the carrying out by the Company or its agents or subcontractors of Proper Instructions of the Investment Company or the Fund.

          (4) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

     Provided, however, that the Company shall not be protected by this Article 17 from liability for any act or omission resulting from the Company's willful misfeasance, bad faith, negligence or reckless disregard of its duties or failure to meet the standard of care set forth above in this Article 17.

     C.  Reliance

     At any time the Company may apply to any officer of the Investment Company or Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Company under this Agreement, and the Company and its agents or subcontractors shall not be liable and shall be indemnified by the Investment Company or the appropriate Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable federal or state laws or regulations.

     D.  Notification

     In order that the indemnification provisions contained in this Article 17 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

ARTICLE 18.  TERM AND TERMINATION OF AGREEMENT.

     This Agreement shall be effective from on the first date set forth above and shall continue until August 31, 2000 ("Term"). Thereafter, the Agreement will continue for successive twelve month terms, unless terminated by either party upon two months notice. In the event, however, of willful misfeasance, bad faith, negligence or reckless disregard of its duties by the Company, the Investment Company has the right to terminate the Agreement upon 60 days written notice, if Company has not cured such willful misfeasance, bad faith, negligence or reckless disregard of its duties within 60 days. The termination date for all original or after-added Investment companies which are, or become, a party to this Agreement shall be coterminous. Investment Companies that merge or dissolve during the Term, shall cease to be a party on the effective date of such merger or dissolution.

     Should the Investment Company exercise its rights to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by the Investment Company or the appropriate Fund. Additionally, the Company reserves the right to charge for any other reasonable expenses associated with such termination. The provisions of Article 18 shall survive the termination of this Agreement.

ARTICLE 19.  AMENDMENT.

     This Agreement may be amended or modified by a written agreement executed by both parties.

ARTICLE 20.  INTERPRETIVE AND ADDITIONAL PROVISIONS.

     In connection with the operation of this Agreement, the Company and the Investment Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Charter. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

ARTICLE 21.  GOVERNING LAW.

     This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware.



ARTICLE 22.  NOTICES.

     Except as otherwise specifically provided herein, Notices and other writings delivered or mailed postage prepaid to the Investment Company at One East Liberty, Third Floor, Reno, Nevada 89501, or to the Company at 4922 Fairmont Avenue, Bethesda, MD 20814, or to such other address as the Investment Company or the Company may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

ARTICLE 23.  COUNTERPARTS.

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

ARTICLE 24.  MERGER OF AGREEMENT.

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

ARTICLE 25.  SUCCESSOR AGENT.

     If a successor agent for the Investment Company shall be appointed by the Investment Company, the Company shall upon termination of this Agreement deliver to such successor agent at the office of the Company all properties of the Investment Company held by it hereunder. If no such successor agent shall be appointed, the Company shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

     In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Company on or before the date when such termination shall become effective, then the Company shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all properties held by the Company under this Agreement. Thereafter, such bank or trust company shall be the successor of the Company under this Agreement.


ARTICLE 26.  FORCE MAJEURE.

     The Company shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Fund as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.



ARTICLE 27.  ASSIGNMENT; SUCCESSORS.

     This Agreement shall not be assigned by either party without the prior written consent of the other party, except that either party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such party. Nothing in this Article 27 shall prevent the Company from delegating its responsibilities to another entity to the extent provided herein.

ARTICLE 28.  SEVERABILITY.

     In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

ARTICLE 29. LIMITATIONS OF LIABILITY OF TRUSTEES AND SHAREHOLDERS OF THE INVESTMENT COMPANY.

     The execution and delivery of this Agreement have been authorized by the Trustees of the Investment Company and signed by an authorized officer of the Investment Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or Shareholders of the Investment Company, but bind only the property of the Fund, or Class, as provided in the Declaration of Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                         INVESTMENT COMPANIES
                         (LISTED ON EXHIBIT 1)

                         By
                           -----------------------------

                         Title
                               ---------------------------



                         RUSHMORE TRUST AND SAVINGS, FSB


                         By:
                            -----------------------------

                         Title
                               ---------------------------

                                     EXHIBIT 1


THE AMERICAN TIGER FUND


     American Tiger Top Twenty Portfolio

                                      EXHIBIT 2

                               THE AMERICAN TIGER FUND

                                     FEE SCHEDULE

BASE CHARGE

     10.0 basis points on the first $200 million of average daily net assets
       7.5 basis points on the next $200 million of average daily net assets
       5.0 basis points after $400 million of average daily net assets

     (Asset balance in Fund for Government Investors is not considered in the base charge calculation.)


TRANSFER AGENCY SERVICES

     Monthly Account Maintenance        $1.00  per account
     Transaction Charge                 $1.00  per transaction
     12b-1 Calculation                  $0.25  per account, per cycle
     MINIMUM MONTHLY CHARGE             $2,500.00  EACH IF 1 - 3 PORTFOLIOS OR;
                                        $2,000.00  EACH IF 4 - 6 PORTFOLIOS OR;
                                        $1,500.00  EACH IF 7 - 9 PORTFOLIOS

CUSTODY SERVICES

     Portfolio Transaction Charge       $12.00  per transaction
     MINIMUM MONTHLY CHARGE             $1,500.00  EACH IF 1 - 3 PORTFOLIOS OR;
                                        $1,000.00  EACH IF 4 - 6 PORTFOLIOS OR;
                                        $   500.00  EACH IF 7 - 9 PORTFOLIOS

     The above transaction charge is applied to any discretionary security transaction such as a buy, sell, tender, conversion, maturity, free receipt/delivery, and in-kind distribution. The charge does not apply to dividend and interest payments or to cash transactions in Fund for Government Investors. Mortgage-backed securities, foreign transactions, futures or options transactions are priced separately.


FUND ACCOUNTING SERVICES

     Monthly Charge                     $1,500.00

                              THE AMERICAN TIGER FUND

     The above fees shall be accrued by the Funds and shall be paid to the Company no less frequently than monthly. However, during the first three months beginning on the date the Fund goes "effective", the minimum monthly charges set forth above will be waived (i.e., only actual fees will be charged) and during the next three months the minimum monthly charges for each Fund will total $2,000/month.